UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 21, 2008

USR Technology, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139045	26-1875304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20333 State Highway 249, Suite 200, Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(281) 378-8029

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On July 3, 2008, USRT entered into a Letter of Intent with the French company Euroslot SA. Both companies have agreed to negotiate a definitive agreement concerning the granting by Euroslot of a US$1,000,000 credit against the future supply of certain assets, called Snake ScreenTM (the “Credit”) and an exclusive 20 year worldwide license (the “License”), excluding France, Iran and Russia, to use and market the Snake ScreenTM technology.  This worldwide license is valued at US$1,000,000.  The Snake ScreenTM is covered under a worldwide trademark and patent.

Impetus for the development of the Snake ScreenTM was the need to provide a technology to oil and gas operators that could be used in the completion of horizontally drilled wells that produce from unconsolidated formations.  The Snake ScreenTM is the only articulated and rotatable sand screen technology available to the industry and is the only sand screen capable of negotiating the extreme radius of curvatures of Ultra-Short Radius (USR) wellbores.  The distinct advantage of the Snake ScreenTM is that it can be rotated without damage to the outer screen jacket.  Rotation prevents frictional lockup when attempting to reach target depth in horizontal wellbores.  Snake ScreenTM can also be equipped with an end tool to drill either a vertical or curved well and used to convey other instruments and products to or from the bottom of the well.

Sand screens are installed in oil and gas wells as a means to exclude loose sand and other solids particles from the produced hydrocarbon stream.  Solids control is critical to prolonging the life of many oil and gas wells.  Without proper solids control across the producing formation a well can plug off resulting in a reduced or complete loss of production.  Controlling solids also significantly reduces the downtime and operating costs of a well due to damage to downhole pumps and surface equipment.

In consideration for the Credit and the License, we have agreed to pay US$2,000,000 to Euroslot which is payable by the issuance of 2,000,000 restricted shares of our common stock at a deemed price of US $1.00 per share.

The transaction is subject to completion of a definitive agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USR TECHNOLOGY, INC.

_________________________
J. David LaPrade
President

Date July 21, 2008